Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
 CERTIFICATE OF INCORPORATION
OF
ACTIVECARE, INC.

Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned, ActiveCare, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is ActiveCare, Inc.

2.	The Certificate of Incorporation of the Corporation was filed with the State of Delaware Secretary of State on July 15, 2009.

3.	The Certificate of Incorporation is hereby amended to effect a reverse stock split of the Corporation’s common stock, at a ratio of one share for each ten shares outstanding.

4.	To effect the foregoing, the Certificate of Incorporation is hereby amended as follows:

A.	Following the final paragraph of ARTICLE V of the Certificate of Incorporation the following text is inserted:

“Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, each ten (10) shares of Common Stock of the Corporation issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation, without further action, will be automatically combined into and become one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”).  No fractional shares shall be issued upon the Reverse Stock Split; rather, each fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole number.  Each outstanding stock certificate of the Corporation, which prior to the filing of this Certificate of Amendment to the Certificate of Incorporation represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock represented on such certificates divided by (y) ten (10) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above.  Any options, warrants or other purchase rights, which prior to the filing of this Certificate of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one-tenth (1/10) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant or other purchase right previously represented the right to acquire.  The exercise price of such options, warrants and purchase rights shall be adjusted by multiplying the existing exercise price by ten (10).

The number of authorized shares of Common Stock of the Corporation and the par value of such shares will not be affected by this Certificate of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Amendment to the Certificate of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

5.
The amendment specified above has been duly approved and recommended to the stockholders of the Corporation by the board of directors of the Corporation and, in accordance with Section 242 of the DGCL, has been approved and adopted by a majority of the stockholders of the Corporation at a meeting of the stockholders in accordance with the DGCL, the Certificate of Incorporation, and the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation is executed and effective as of the _____ day of May, 2013.

ACTIVECARE, INC.,
a Delaware corporation,

By: ____________________________
Name: Michael G. Acton
Its: Chief Financial Officer

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

FILED TO CORRECT
A CERTAIN ERROR IN THE
 CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF ACTIVECARE, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON MAY 8, 2013

ACTIVECARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.           The name of the Corporation is ActiveCare, Inc.

2           A Certificate of Amendment to the Certificate of Incorporation of Active Care, Inc. (the “Amendment”) was filed with the Secretary of State of Delaware on May 8, 2013, which Amendment authorized a reverse split of the Corporation’s common stock.  Said Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of said Amendment is that the Amendment should have reflected a future effective date of May 16, 2013 rather than the date of filing of the Amendment.  To clarify the effective date of the Amendment which authorizes a reverse split of the Common Stock of the Corporation, the Amendment is corrected by adding Article 6 to the Amendment as follows:

“6.           This Amendment shall be effective as of the future date of May 16, 2013.”

IN WITNESS WHEREOF, said ActiveCare, Inc. has caused this Certificate to be executed by Michael Acton, Chief Financial Officer, an authorized person, on the 16th day of May, 2013.

ACTIVECARE, INC.,
a Delaware corporation,

By: ____________________________
Michael Acton, Chief Financial Officer